UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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NEOWARE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Frequently Asked Questions

External Messaging and FAQs

Q.           What is HP announcing today?

A.                                   Today, Hewlett-Packard announced it has signed a definitive agreement to acquire Neoware Inc., a publicly held global thin client company that develops software and hardware for client virtualization solutions.

The acquisition of Neoware is part of HP’s strategy to expand positions in attractive client markets.  The deal strengthens HP’s ability to provide customers industry leading thin client solutions that are easy, secure, and environmentally friendly.  The acquisition is expected to close in calendar 4Q07.

Q.           Why is HP acquiring Neoware?

A.                                   Thin clients are a fast growing category for HP.  Thin Clients are a fast growing category and key enabler for large scale client virtualization deployments.  HP is the only global company that can bring the pieces together across all leading client virtualization solutions.  With the acquisition of Neoware, HP adds leading Linux-based thin client solutions and expands the capabilities of its thin client solutions, including strengthening HP’s ability to customize images for customers, to meet our customers evolving requirements.

Q.            Why did HP decide to make this acquisition now?

A.                                   Today’s announcement is confirmation of HP’s commitment to the client virtualization and thin client solutions.  The acquisition of Neoware is a key building block to our strategy to offer enterprise and small medium business customers easy, secure and environmentally friendly thin client solutions.

Q:           What is the dollar value of the acquisition?

A:                                   HP has signed a definitive agreement to acquire Neoware for $214M or $16.25 per share.

Q:           When will the acquisition become completed?

A:                                   The acquisition is expected to close in calendar 4Q07.

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Q:           Is this acquisition material to HP?

A:                                   In strictly financial terms, this acquisition is not material to HP. However, the acquisition of Neoware is a significant addition to our product portfolio and gives HP a leading position in Linux-based thin clients and extends our presence in thin clients overall.

Q:           What is the value to customers?

A:                                   The combination of HP and Neoware will provide enterprise and small medium business customers with a full range of thin client solutions that are secure, easy to buy, manage and deploy, and environmentally friendly.  This includes leadership in Linux, XPe and CE image development and customization

Q:           How many thin client companies did HP investigate prior to choosing Neoware?  Why was Neoware chosen?

A:                                   Neoware was chosen because of it’s intellectual-property, breadth of product offerings and ability to personalize software for customers.  Neoware’s strengths are complementary to HP’s, and will extend the value HP can provide to its customers.

Q:           When will Neoware software be available on HP thin clients?

A:                                   Following the close of the acquisition, HP intends to make Neoware software available on HP thin clients as soon as possible.  Roadmaps will be available after close.

Q:           What will the service/support model be for Neoware products?

A.                                   Between now and closing of the transaction, there will be no changes in the day-to-day activities of the two companies.  Detailed service/support model information will be available after the close.

Q:           What will happen to the various product lines that Neoware currently markets?

A:                                   Our intentions are to support Neoware’s existing product lines and customers.  Detailed roadmaps, highlighting any potential transitions, will be made available after the close.  HP and Neoware are committed to ensuring a consistent level of support for customers through out the integration.

Q:           How will Neoware products be sold?

A:                                   Between now and closing of the transaction, there will be no changes in the day-to-day activities of the two companies.  Following the close of the acquisition, Neoware products would become part of the HP Thin Client portfolio available from HP channel partners and HP direct in addition to may current distribution channels.

Q:           Who is Neoware?

A:                                   Neoware develops industry leading thin clients and software for client virtualization solutions.  Neoware is a global leader in Linux based thin clients and a leader in thin device management, software streaming and terminal emulation software.  It is a publicly held company with headquarters in King of Prussia Pennsylvania with offices in Europe and Asia.

Q:           What is the profile of Neoware’s customer base?

A:                                   Today Neoware sells its thin client hardware and software broadly to both enterprise and small medium business.

Q:           How big is Neoware?  How many employees?  Revenue?

A:                                   Neoware is a publicly-held company with annual revenue of $91 million. The Company has approximately 200 employees located in the US, Europe, and Asia.

Q:           Who are Neoware’s executives?

A:                                   Klaus Besier is Neoware’s President and CEO.  Klaus has over 30 years of experience in the IT industry.  Prior to Neoware, Klaus was President and CEO of FirePond, a global provider of e-business solutions for managing multi-channel selling, where he saw the company through its initial public offering and eventual sale.  He also served as President and CEO of SAP America leading the US operations through a time of unprecedented growth.

Peter Bolton is Neoware’s Executive Vice President of European Sales and Marketing.  Peter is responsible for all sales, marketing, and general management for Europe.  Prior to joining Neoware he served as General Manager of Xanadu Systems.

James Kirby is Neoware’s Executive Vice President of Sales for the America’s and Asia Pacific.  James is responsible for all channel and direct sales for the Americas and Asia Pacific.  He has over 20 years of sales and operations management experience in the IT industry.  Prior to joining Neoware, James served and Vice President of Sales and Marketing for Astea International.

Keith Schneck is Neoware’s Executive Vice President and Chief Financial Officer.  Keith has over 25 years of senior financial and executive management experience in high growth technology companies and public accounting.  Keith most recently served as Chief Financial Officer of T-Network.

Q:                                  Does HP plan to hire all of the Neoware employees?

A:                                   Internal HR processes within HP are not made public.

Q:           Are you offering Neoware employees a package to work at HP?

A:                                   Internal HR processes within HP are not made public.

Q:           Does HP plan to move Neoware’s business to HP offices?

A:                                   HP’s real estate processes and decisions are not made public.

Q:           What will the organizational structure be for Neoware within HP?

A:                                   The Neoware team will be integrated into PSG’s business PC unit reporting to Kevin Frost, Vice President and General Manager, Business PC Division.

Q:           What is HP’s thin client strategy?

A:                                   HP’s strategy is to deliver the best in class access devices for emerging client virtualization solutions including blade PCs, blade Workstations, VDI and Server Based Computing.

Thin clients are a fast growing segment in the commercial client market with analysts forecasting ~20% CAGR through 2009.  Thin clients, and associated software, are a key enabler to large scale client virtualization deployments.

Customers are looking for global availability and support for easy, secure and environmentally friendly thin clients.  They are looking beyond the hardware to focus on making their overall client virtualization deployments secure, reliable and cost effective.

Q:           What thin client products does HP currently sell?

A:                                   HP currently sells the HP t5000 series of thin clients.

Q:           How much revenue does HP’s thin client business produce for HP?

A:                                   HP does not provide revenue breakouts by individual business units.

Q:           Does the acquisition of Neoware indicate a shift in PSG’s thin client strategy?

A:                                   This acquisition affirms HP’s current thin client strategy.  Thin clients are an integral part of PSG’s strategy for profitable growth and leadership in emerging virtualization markets.  The addition of Neoware will strengthen HP’s position.  PSG currently sells many products into enterprise and small medium business customers including notebooks, desktops, workstations and handhelds today.

Q.            HP calls itself an innovation company.  Why can’t HP simply develop its own thin client solutions?

A:                                   HP continues to evolve and innovate in our commitment to provide the best experience for our customers.  HP’s thin client strategy is to drive differentiation in the thin client solutions by listening to our Enterprise and Small Medium business customers and understanding their needs around thin clients and client virtualization deployments.

To provide customers with comprehensive, end-to-end technology solutions, HP has been strengthening the it’s thin client solution set through a combination of developing innovative devices, software, services and developing deeper strategic partnerships.

The acquisition of Neoware will complement HP’s thin client strategy by adding leading Linux thin client solutions and key enabling software allowing HP to further assist customers to seamlessly integrate HP thin clients into their growing client virtualization deployments.

Q:           What is HP’s differentiation in the thin client business?  How does Neoware fit in?

A:                                   HP’s t5000 family of thin clients provide customers with leading XPe and CE base thin clients for end users to access virtualized client solutions like blade PCs, blade Workstations, VDI and Server Based Computing.  The acquisition of Neoware adds the leading Linux-based thin client solutions and key enabling software to HP’s portfolio.  The acquisition also extends HP’s ability to deliver the customized software capabilities that enterprise customers are looking for as their requirements continue to evolve.

Q:           What is Kevin Frost’s job title and background?

A:                                   Kevin Frost is the vice president and general manager for Business PCs. Based in Houston; he is responsible for the global business unit that provides desk-based PCs to the business markets. These desktops incorporate the latest innovations in technology packaged with the services, support and partnerships to help companies run their businesses more effectively.

Prior to this role, Kevin was the vice president and general manager for consumer products for HP Personal Systems Group (PSG) in EMEA. He was responsible for all HP consumer desktops, notebooks and new consumer categories.  Previously, Kevin held vice president positions as marketing and business planning manager for HP PSG Notebook Global Business Unit and Compaq’s Access Business Group Notebooks. In these roles, Kevin was responsible for product planning and execution, annual and quarterly business plans, product strategy, product design and pricing strategy

Before joining pre-merger Compaq, Kevin held various management positions at Motorola and QMS.

Kevin holds a bachelor of electrical engineering from the Georgia Institute of Technology and a master’s in business administration from the University of Houston, Texas.

Q:                                  With today’s announcement and HP/PSG’s recently acquired VoodooPC and Bitfone, is this an indication of a flood of new acquisitions from the PC business?

A:                                   PSG is focused on providing the best experiences and solutions for our customers.  That includes internal development of leading-edge products, processes and solutions as well as integration of appropriate 3rd party companies.    HP does not comment on future acquisition plans

Q:           What was PSG’s revenue contribution to HP in Q207 and FY06?

A:                                   Q207 = $8.7B; FY06 = $29.2B

Press Specific Q&A

Pricing and deal structure

Q:           What basis was used to price the deal?

A:            Neoware, Inc. looked at a number of factors, including public company comparables, acquisition comparables, discounted cash flow, trading range of Neoware, Inc. stock and analyst price targets for Neoware, Inc. stock.

Q:           How do you justify the premium they are paying?

A:            Neoware, Inc. believes the price provides a reasonable premium over enterprise value (market value less cash) based on a number of factors, including the assessment of our opportunities on a stand alone basis, the increasing competitive environment with much larger companies moving into the market and continuing investments needed to transform Neoware, Inc. to build infrastructure and evolve products and software in this fast changing market.  The all-cash offer represents a premium of approximately 21% over the Neoware, Inc. average closing share price during the 30 trading days ended July 20, 2007 and 38% over the Neoware, Inc. enterprise value.

Q:           Do you expect competing bids? What will happen if they arise?

A:            Under the terms of the agreement, Neoware, Inc. may actively solicit alternative proposals from certain third parties for a period of 20 business days from the execution of this agreement ending on August 17, 2007, and intends to consider any such proposals with the assistance of its advisors during this “go-shop” period.  Thereafter, subject to certain conditions, Neoware, Inc. can respond to unsolicited inquiries by other persons interested in acquiring the Company.  If Neoware, Inc. receives and accepts a superior proposal, subject to certain conditions (including payment of a termination fee of $10 million), terminate the agreement with HP.

Q:           Were there other parties interested in acquiring Neoware, Inc.?

A:            Neoware, Inc. has been in active discussions regarding acquisition with HP alone but has previously evaluated other strategic options including acquisitions.

Q:           Why did Neoware, Inc. proceed with HP?

A:            HP offered the best business, cultural and financial fit for Neoware, Inc.’s employees, shareholders and customers.

Q:           What is the break up fee if the transaction doesn’t proceed with HP?

A:           The break up fee is $10,000,000.

Q:           What are  Neoware, Inc.’s latest financials?

A:            On May 10, 2007 Neoware, Inc. filed its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007.  Trailing 12 months revenue is $91 million through March 31, 2007.   The company expects to release its fourth quarter and full year results in late August.

Q:           Why is this deal in the best interests of Shareholders?

A:            The all-cash offer represents a premium of approximately 21% over the Neoware, Inc. average closing share price during the 30 trading days ended July 20, 2007 and 38% over the Neoware, Inc. enterprise value.

Q:           When did discussions of an acquisition begin?

A:            Information regarding this transaction and related discussions will be provided in the proxy statement

Q:           Did Neoware, Inc. receive a fairness opinion?

A:           Yes, from its financial advisor Lehman Brothers.

Approval process

Q:          Does this require HP or Neoware stockholder approval?

A:                                  Neoware stockholders will have the opportunity to vote with respect to the merger.  The approval of HP stockholders is not required.

Q:          How will HP address the concerns of Neoware’s employees that the acquisition would dampen its entrepreneurial culture?

A:                                  HP has a history of innovation and entrepreneurial spirit.  HP has also successfully acquired and integrated other entrepreneurial companies in the past and anticipates no issues with Neoware or its culture.

Additional Information and Where to Find It

Neoware intends to file with the Securities and Exchange Commission a proxy statement and other relevant materials in connection with the merger. The proxy statement will be mailed to the stockholders of Neoware. Before making any voting or investment decision with respect to the merger, investors and stockholders of Neoware are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the merger. The proxy statement and other relevant materials (when they become available), and any other documents filed by Neoware with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and stockholders of Neoware may obtain free copies of the documents filed with the SEC from Cameron Associates, 1370 Avenue of the Americas, New York, NY 10019, +1 212 245 8800.

Participants in the Solicitation

Neoware and HP and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the Neoware stockholders in connection with the merger. Information about HP’s directors and executive officers is set forth in the proxy statement on Schedule 14A for HP’s 2007 Annual Meeting of Stockholders filed with the SEC on January 23, 2007. Information about Neoware’s directors and executive officers is set forth in the proxy statement on Schedule 14A for Neoware’s 2006 Annual Meeting of Stockholders filed with the SEC on October 30, 2006.  Additional information regarding the interests of participants in the solicitation of proxies in connection with the merger will be included in the proxy statement that Neoware intends to file with the SEC.

Forward-looking statements

These frequently asked questions contain forward-looking statements that involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of HP and its consolidated subsidiaries could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including the expected benefits and costs of the transaction; management plans relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions, including those conditions related to regulatory approvals; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration plans; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed, if at all; that, prior to the completion of the transaction, Neoware’s business may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; and other risks that are described in HP’s and Neoware’s Securities and Exchange Commission reports, including but not limited to the risks described in HP’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2007 and Neoware’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007. HP assumes no obligation and does not intend to update these forward-looking statements.